                                                                   EXHIBIT 10.20




                              SEPARATION AGREEMENT

               THIS SEPARATION AGREEMENT (this "Agreement") is made and entered into on September 20, 2002 by and between Henk J. Evenhuis, a California resident ("Evenhuis"), and Fair, Isaac and Company, Incorporated, a Delaware corporation (the "Company").

                                   BACKGROUND

               A. Evenhuis is employed by the Company as Vice President, Finance and Chief Accounting Officer.

               B. The parties have agreed that it is in their mutual interests that Evenhuis resign from his position as Vice President, Finance and Chief Accounting Officer, effective January 1, 2003.

               C. After such resignation, the Company desires to continue to employ Evenhuis through April 30, 2003 on a reduced basis to assist with the performance of certain financial responsibilities for the Company and to transition his responsibilities to other Company personnel.

               D. The parties are concluding their employment relationship amicably, but mutually recognize that such a transition and relationship may give rise to potential claims or liabilities.

               E. The parties expressly deny that they may be liable to each other on any basis or that they have engaged in any unlawful or improper conduct toward each other or treated each other unfairly.

               F. The parties have agreed to a full settlement of all issues now in dispute between them.

               NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and in the Evenhuis Release referred to below, the parties, intending to be legally bound, agree as follows:

                                   AGREEMENTS

               1. RELEASE OF CLAIMS BY EVENHUIS. At the same time Evenhuis executes this Agreement, he also will execute a Release, in the form attached to this Agreement as Exhibit A (the "Evenhuis Release"), in favor of the Company and its affiliates, divisions, committees, directors, officers, employees, agents, predecessors, successors, and assigns. This Agreement will not be interpreted or construed to limit the Evenhuis Release in any manner. The existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the Evenhuis Release.

               2. RESIGNATIONS. By executing this Agreement, Evenhuis confirms his resignation as an officer of the Company effective January 1, 2003. Evenhuis further confirms his resignation as an employee of the Company, effective as of the end of the Transition Period (as defined below). The Company confirms its acceptance of Evenhuis's resignations. At the same time he signs this Agreement, Evenhuis will also sign a letter affirming his resignation as an officer of the Company and as an employee, in the form attached to this Agreement as Exhibit B.

               3. TRANSITION PERIOD. Evenhuis and the Company agree that Evenhuis's employment as Vice President, Finance and Chief Accounting Officer, will end on January 1, 2003. The Company will continue to employ Evenhuis from January 1, 2003 through April 30, 2003, or until such earlier date that Evenhuis's employment ends pursuant to subparagraph 3.e.

below (the "Transition Period"), only if: (i) Evenhuis has not revoked this Agreement or the Evenhuis Release within the applicable revocation period set forth in paragraph 21 below; (ii) Evenhuis is in material compliance with the terms of paragraph 14 of this Agreement, the Evenhuis Release, the Non-Disclosure Agreement between Evenhuis and the Company dated October 20, 1999 (the "Non-Disclosure Agreement"), and the Customer Information Confidentiality Agreement between Evenhuis and the Company dated October 20, 1999 (the "Customer Confidentiality Agreement").

               4. DUTIES.

               a. From the date hereof through December 31, 2002, the Company will employ Evenhuis and Evenhuis will serve the Company in a transition role which will include but not be limited to, providing assistance to the Company for the preparation and filing of the Company annual report on Form 10-K for the Company's 2002 fiscal year with the Securities and Exchange Commission on or before the due date (the "Filing") and any certifications of the Filing required by law. Such assistance will include but is not limited to, signing management representation letters to outside auditors and internal company personnel; and providing certifications and participating in reviews of past filings and all other reviews deemed necessary by the Company to prepare the Filing so that it complies with generally accepted accounting principles and meets the attestation standards for certifications required by applicable law.

               b. During the Transition Period, the Company will employ Evenhuis and Evenhuis will serve the Company in a transition role assisting the Company as requested in connection with the completion and transition of his responsibilities as Vice President, Finance and Chief Accounting Officer for the Company.

               c. From the date hereof through December 31, 2002, Evenhuis will be employed by the Company on a full-time basis. During the Transition Period, Evenhuis will be employed by the Company on a reduced time basis equal to ten percent (10%) of a full-time position; and Evenhuis's duties and hours will be as directed by the Company from time to time consistent with his reduced hours and subparagraph 4.b above.

               5. SALARY. While he is employed from the date hereof through December 31, 2002, Evenhuis will be paid a salary on a bi-weekly basis in arrears based on an annual rate of $245,000; and while he is employed during the Transition Period, will be paid on a bi-weekly basis in arrears based on an annual rate of $24,500. Evenhuis acknowledges that if Company's current payroll practices change during the above-stated periods, his salary will be payable at such other intervals and in such amounts in accordance with the then-customary payroll practices of Company for the payment of its employees.

               6. BONUS. Evenhuis will not receive any bonus payment under the Company's FY03 Management Incentive Plan for the first quarter of fiscal year 2003 or for any time worked during the Transition Period.

               7. BENEFITS. While he is employed during the Transition Period, Evenhuis will receive such employee benefits as are made generally available to other employees of the Company, subject to the eligibility requirements and other terms and conditions of the applicable plans or programs. So long as Evenhuis remains a full-time employee of the Company, through December 31, 2002, he will be eligible to continue his participation in the Company's group medical, dental and life insurance plans. Thereafter, he will be eligible to continue such group coverages at his own expense in accordance with the applicable laws and plans. Evenhuis will not be eligible for any benefit plans or programs of the Company after December 31, 2002, except to the extent specifically permitted for part-time employees under the terms and conditions of such plans or programs.

               8. STOCK OPTIONS. Evenhuis agrees and acknowledges that the options listed in this paragraph below are his only options to purchase shares of the Company's Common Stock and that such options are exercisable as of the date of this Agreement in accordance with the terms of, and only to the extent provided for, in the CFO Option Plan and the Company's 1992 Long-Term Incentive Plan (the "Plans") and the applicable option agreements. Evenhuis further agrees and acknowledges that additional options may become exercisable during the Transition Period if his employment continues through April 30, 2003, and that his reduced-time status will not affect the vesting of options under the Plans and the applicable option agreements. Evenhuis further agrees and acknowledges that all of his options to purchase the Company's Common Stock will lapse and cease to be outstanding as of 90 days after the termination of his employment with the Company, except as expressly provided in the Plans and the applicable option agreements unless previously exercised in accordance with the terms of the Plans and the applicable option agreements.

                    Date of         Exercise         Number of
                     Grant            Price            Shares
                ----------------    ----------     ---------------
                   10/19/99         $14.5278           56,250
                    4/4/00          $16.3333           43,875
                    4/24/01         $27.1111           22,500

               9. EARLY TERMINATION OF EMPLOYMENT. Evenhuis and the Company agree that Evenhuis's employment with the Company shall continue through April 30, 2003 in accordance with the terms and conditions of this Agreement, except that such employment will end earlier if (i) Evenhuis resigns or abandons his employment, (ii) Evenhuis dies, (iii) the

Company notifies Evenhuis of termination of Evenhuis's employment for material breach by Evenhuis of the terms of this Agreement, the Non-Disclosure Agreement, or the Customer Confidentiality Agreement, (iv) the Company notifies Evenhuis of termination of Evenhuis's employment for willful refusal by Evenhuis to perform reasonable duties or responsibilities requested by the Company, or (v) the Company notifies Evenhuis of termination of Evenhuis's employment for unlawful conduct or gross misconduct by Evenhuis that is willful and deliberate on Evenhuis's part and that, in either event, is materially injurious to the reputation or financial interests of the Company.

               10. RETIREMENT PLANS. To the extent that Evenhuis is currently a participant in any retirement, pension, or profit sharing plans of the Company, Evenhuis will be entitled to begin drawing his benefits at the times and under the terms and conditions set forth in any such plan.

               11. PAID TIME OFF. The Company will pay Evenhuis for any earned but unused paid time off as of December 31, 2002, in accordance with the Company's regular policies and practices. Evenhuis acknowledges that he will not accrue any paid time off after December 31, 2002.

               12. EXPENSE REIMBURSEMENT. The Company will reimburse Evenhuis for his regular and necessary business expenses incurred through the Transition Period according to the Company's regular policies and practices. Evenhuis will submit all requests for reimbursement to the Company no later than May 15, 2003.

               13. FUTURE REFERENCES. It is Evenhuis's responsibility to direct or cause to be directed all future official requests for references concerning him to the Vice President, Human Resources, of the Company, who will respond to such requests by confirming the dates of

Evenhuis's employment, identifying the position he held, describing his duties and responsibilities, and, at his request, confirming his base salary.

               14. NON-DISCLOSURE AND NON-SOLICITATION AGREEMENTS.

               a. PROPRIETARY INFORMATION. During his employment with the Company and after termination of such employment, Evenhuis will not divulge, furnish, or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any Proprietary Information of the Company that Evenhuis has acquired during the period of his employment by the Company, whether developed by himself or by others. "Proprietary Information" means all things tangible and intangible in which the Company has an actual or claimed property or other right and shall include, but not necessarily be limited to, ideas, inventions, discoveries, computer languages, computer programs, information of any type stored in computer usable form, any data, information, program or materials input on a Company computer, records, files, drawings, documents, equipment, lists of customers, either current, past or prospective, mailing or address lists, financial data, strategic plans, or marketing or sales plans, not otherwise known to the public, and irrespective of whether any or all of these shall be protected by copyright, patent, or any other process. Evenhuis acknowledges that the above-described Proprietary Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. The foregoing obligations of confidentiality will not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach by Evenhuis of this Agreement or of the Non-Disclosure Agreement, (ii) is independently made available to Evenhuis in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) is required to be disclosed by law or legal process. Evenhuis further acknowledges and affirms his continuing obligation to comply with the terms and conditions of the Non-Disclosure Agreement. Evenhuis understands and agrees that his obligations under this paragraph to maintain the confidentiality of the Company's Proprietary Information are in addition to any obligations he has under applicable statutory or common law.

               b. CUSTOMER INFORMATION. During his employment with the Company and after termination of such employment, Evenhuis will not divulge, furnish, or make accessible to anyone or use in any way any data provided to the Company by a customer of the Company. Evenhuis further acknowledges and affirms his continuing obligation to comply with the terms and conditions of the Customer Confidentiality Agreement.

               c. AGREEMENT NOT TO HIRE. For a period of 12 consecutive months after Evenhuis's employment with the Company ends, Evenhuis will not, directly or indirectly, hire, engage, or solicit any person who is an employee of the Company or who was an employee of the Company at any time during the 180-day period immediately preceding the date Evenhuis's employment ends, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant, or otherwise.

               d. ACKNOWLEDGMENT. Evenhuis agrees that the restrictions and agreements contained in this paragraph 14 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this paragraph 14 will cause substantial and irreparable harm to the Company that would not be quantifiable and for which no adequate remedy would exist at law and accordingly injunctive relief will be available for any violation of this paragraph 14.

               e. BLUE PENCIL DOCTRINE. If the duration or geographical extent of this paragraph 14 are in excess of what is valid and enforceable under applicable law, such provision will be construed to cover only that duration, geographical extent, or activities that are valid and enforceable. Evenhuis acknowledges the uncertainty of the law in this respect and expressly stipulates that this paragraph 14 be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable laws.

               15. MUTUAL CONFIDENTIALITY.

               a. GENERAL STANDARD. It is the intent of the parties that the terms of Evenhuis's separation from the Company, including the provisions of this Agreement and the Evenhuis Release (collectively "Confidential Separation Information"), will be forever treated as confidential. Accordingly, Evenhuis will not disclose Confidential Separation Information to anyone at any time, except as provided in subparagraph 15.b. below.

               b. EXCEPTIONS.

                      i. It will not be a violation of this Agreement for Evenhuis to disclose Confidential Separation Information in reports to governmental agencies as required by law, including, but not limited to, any federal or state tax authority.

                      ii. It will not be a violation of this Agreement for Evenhuis to disclose Confidential Separation Information to his wife, his immediate family, his attorneys, his accountants or tax advisors.

                      iii. It will not be a violation of this Agreement for Evenhuis to disclose to employers and/or prospective employers that he is constrained from certain activities as a result of the terms of subparagraphs 14.a., 14.b., or 14.c. Nor will it be a violation of this Agreement for Evenhuis to inform Company employees who ask him about employment opportunities outside the Company that the terms of paragraph 14.c. of this Agreement preclude him from engaging in certain activities that could interfere with their employment with the Company.

                      iv. It will not be a violation of this Agreement for Evenhuis to disclose Confidential Separation Information in connection with any litigation involving the parties' rights or obligations under this Agreement or the Evenhuis Release.

               10. NON-DISPARAGEMENT. Evenhuis will not at any time disparage, defame, or besmirch the reputation, character, image, products, or services of the Company, or the reputation or character of its directors, officers, employees, or agents.

               11. CLAIMS INVOLVING THE COMPANY. Evenhuis will not recommend or suggest to any potential claimants or plaintiffs or their attorneys or agents that they initiate claims or lawsuits against the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents, nor will Evenhuis voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents; provided, however, that this Agreement will not be interpreted or construed to prevent Evenhuis from giving testimony in response to questions asked pursuant to a legally enforceable subpoena, deposition notice, or other legal process, during any legal proceedings or arbitrations involving the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents.

               12. RECORDS, DOCUMENTS, AND PROPERTY. Evenhuis hereby represents that, on or before the date his employment ends, he will deliver to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables, calculations, or copies thereof, all trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company, and all equipment, vehicles, personal computers, laptops, printers, telephones, and pagers, which in any of such cases are in his possession or under his control.

               13. EVENHUIS'S REPRESENTATIONS. Evenhuis hereby represents that, during the entire period that he was an employee or officer of the Company, he acted in good faith, had no reasonable cause to believe that his conduct was unlawful, and reasonably believed that his conduct was in the best interests of the Company. Evenhuis represents and agrees that he will continue to carry out his duties as an employee of the Company in good faith, using his best efforts and abilities, and acting in the best interests of the Company.

               14. TIME TO CONSIDER AGREEMENT. Evenhuis understands that he may take at least 21 calendar days to decide whether to sign this Agreement and the Evenhuis Release, which 21-day period will commence on the day after the date on which Evenhuis first received copies of this Agreement and the Evenhuis Release for review. Evenhuis represents that if he signs this Agreement and the Evenhuis Release before the expiration of the 21-day period, it is because he has decided that he does not need any additional time to decide whether to sign this Agreement and the Evenhuis Release. Evenhuis also acknowledges that any changes made to this Agreement or the Evenhuis Release before he executes either of them, whether such changes are material or immaterial, will not cause the 21-day period to commence again.

               15. RIGHT TO RESCIND OR REVOKE. Evenhuis understands that he has the right to rescind or revoke this Agreement and the Evenhuis Release for any reason within seven (7) calendar days after he signs them. Evenhuis understands that this Agreement and the Evenhuis Release will not become effective or enforceable unless and until he has not revoked this Agreement and the Evenhuis Release and the revocation period has expired. Evenhuis understands that if he wishes to rescind, the revocation must be in writing and hand-delivered or mailed to the Company. If hand-delivered, the revocation must be (a) addressed to the Company, c/o Richard Deal, Vice President, Human Resources, 4295 Lexington Avenue North, St. Paul, MN 55126-6164, and (b) delivered to Richard Deal within the seven-day period. If mailed, the revocation must be: (a) postmarked within the seven-day period; and (b) addressed to Richard Deal, Vice President, Human Resources, 4295 Lexington Avenue North, St. Paul, MN 55126-6164.

               16. FULL COMPENSATION. Evenhuis understands that the continued employment and other consideration provided by the Company under this Agreement will fully compensate Evenhuis for and extinguish any and all of the potential claims Evenhuis is releasing in the Evenhuis Release, including, but not limited to, his claims for attorneys' fees and costs and any and all claims for any type of legal or equitable relief.

               17. NO ADMISSION OF WRONGDOING. Evenhuis understands that this Agreement does not constitute an admission that the Company has violated any local ordinance, state or federal statute, or principle of common law, that the Company has engaged in any unlawful or improper conduct toward Evenhuis, or that the Company has treated Evenhuis unfairly. Evenhuis will not characterize this Agreement or the payment of any money or other consideration in accordance with this Agreement as an admission that the Company has engaged in any unlawful or improper conduct toward him or treated him unfairly.

               18. AUTHORITY. Evenhuis represents and warrants that he has the authority to enter into this Agreement and the Evenhuis Release, and that no causes of action, claims, or demands released pursuant to this Agreement and the Evenhuis Release have been assigned to any person or entity not a party to this Agreement and the Evenhuis Release.

               19. REPRESENTATION. Evenhuis hereby acknowledges that he has been advised by the Company to consult with his own attorney before executing this Agreement and the Evenhuis Release, that he has had the opportunity to be represented by his own attorney in this matter, that he has had a full opportunity to consider this Agreement and the Evenhuis Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement, the Evenhuis Release, or the settlement of his potential claims against the Company, and that he has not relied upon any statements or representations made by the Company or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement, the CFO Plan, the 1992 Long-Term Incentive Plan, any written stock option agreement between Evenhuis and the Company, and any other employee benefit plans or programs sponsored by the Company in which Evenhuis is a participant.

               20. SUCCESSORS AND ASSIGNS. This Agreement is binding on Evenhuis and on the Company and its successors and assigns. The rights and obligations of the Company under this Agreement may be assigned to a successor, including, but not limited to, a purchaser of substantially all the business or assets of the Company. No rights or obligations of Evenhuis hereunder may be assigned by Evenhuis to any other person or entity.

               21. INVALIDITY. In the event that any provision of this Agreement or the Evenhuis Release is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such a determination will not affect the validity, legality, or enforceability of the remaining provisions of this Agreement or the Evenhuis Release, and the remaining provisions of this Agreement and the Evenhuis Release will continue to be valid and enforceable, and any court of competent jurisdiction may modify the objectionable provision so as to make it valid and enforceable.

               22. ENTIRE AGREEMENT. Before signing this Agreement and the Evenhuis Release, the parties engaged in discussions and generated certain documents, in which the parties considered the matters that are the subject of this Agreement and the Evenhuis Release. In such discussions and documents, the parties may have expressed their judgments and beliefs concerning the intentions, capabilities, and practices of the parties, and may have forecast future events. The parties recognize, however, that all business transactions, including the transactions upon which the parties' judgments, beliefs, and forecasts are based, contain an element of risk, and that it is normal business practice to limit the legal obligations of contracting parties only to those promises and representations that are essential to the transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, this Agreement, the Evenhuis Release, the 1992 Long-Term Incentive Plan, any written stock option agreement between Evenhuis and the Company, the Non-Disclosure Agreement, the Customer Confidentiality Agreement, and any employee benefit plans or programs sponsored by the Company in which Evenhuis is a participant are intended to define the full extent of the legally enforceable contractual undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in this Agreement, the Evenhuis Release, the CFP Plan, the 1992 Long-Term Incentive Plan, any written stock option agreement between Evenhuis and the Company, the Non-Disclosure Agreement, the Customer Confidentiality Agreement, or any employee benefit plans or programs sponsored by the Company in which Evenhuis is a participant are intended by either party to be legally binding, and all other agreements and understandings between the parties are hereby superseded.

               23. REMEDIES. Evenhuis acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him of the provisions of paragraph 14 of this Agreement. Accordingly, in the event of any actual or threatened breach of such provisions, the Company will (in addition to any other remedies it may have) be entitled to temporary and/or permanent injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.

               24. AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

               25. NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

               26. HEADINGS. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

               27. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

               28. GOVERNING LAW. This Agreement and the Evenhuis Release will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement or the Evenhuis Release will be governed by, the laws of the State of California.

           IN WITNESS WHEREOF, the parties have executed this Agreement on the date stated above.


                                         /s/ Henk J. Evenhuis
                                        ----------------------------------------
                                        HENK J. EVENHUIS



                                        FAIR, ISAAC AND COMPANY, INCORPORATED


                                        BY: /s/ Richard S. Deal
                                            ------------------------------------
                                            Its Vice President, Human Resources

                                    EXHIBIT A

                           RELEASE BY HENK J. EVENHUIS

DEFINITIONS. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

        A. I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

        B. FIC means Fair, Isaac and Company, Incorporated, any company related to Fair, Isaac and Company, Incorporated in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Fair, Isaac and Company, Incorporated.

        C. Company means FIC; the present and past officers, directors, committees, shareholders, and employees of FIC; any company providing insurance to FIC in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by FIC (other than multiemployer plans); and anyone who acted on behalf of FIC or on instructions from FIC.

        D. Agreement means the Separation Agreement between FIC and me that I am executing on the same date on which I execute this Release, including all of the documents attached to the Agreement.

        E. My Claims mean all of my rights that I now have to any relief of any kind from the Company, including without limitation:

               1. all claims arising out of or relating to my employment with FIC or the termination of that employment;

               2. all claims arising out of or relating to the statements, actions, or omissions of the Company;

               3. all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. Section 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Minnesota Human Rights Act, the California Fair

                      Employment and Housing Act, the Fair Credit Reporting Act, and workers' compensation non-interference or non-retaliation statutes (such as Minn. Stat. Section 176.82);

               4. all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a "whistleblower"; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

               5. all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, and expense reimbursements;

               6. all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

               7. all rights I have under California Civil Code section 1542, which states that: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor;" and

               8.     all claims for attorneys' fees, costs, and interest.

               However, My Claims do not include any claims that the law does not allow to be waived, any claims that may arise after the date on which I sign this Release, or any claims for breach of the Agreement.

AGREEMENT TO RELEASE MY CLAIMS. I will receive consideration from FIC as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from FIC if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims including but not limited to my rights under California Civil Code section 1542, which provide as follows:



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

               A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.

ADDITIONAL AGREEMENTS AND UNDERSTANDINGS. Even though FIC will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

CONFIDENTIALITY. I understand that the terms of this Release are confidential and that I may not disclose those terms to any person except under the circumstances described in the Agreement.

ADVICE TO CONSULT WITH AN ATTORNEY. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

PERIOD TO CONSIDER THE RELEASE. I understand that I have 21 days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I also agree that any changes made to this Release or to the Agreement before I sign it, whether material or immaterial, will not restart the 21-day period.

MY RIGHT TO RESCIND THIS RELEASE. I understand that I may rescind this Release at any time within seven (7) days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 7-day rescission period has expired without my rescinding it.

PROCEDURE FOR ACCEPTING OR RESCINDING THE RELEASE. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to FIC by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to FIC by hand or by mail within the 7-day rescission period. All deliveries must be made to FIC at the following address:



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

                             Richard Deal
                             Vice President, Human Resources
                             4295 Lexington Avenue North
                             St. Paul, MN  55126-6164

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be (1) postmarked within the period stated above and (2) properly addressed to FIC at the address stated above.

INTERPRETATION OF THE RELEASE. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims. This Agreement shall be governed by, and interpreted under, the laws of the State of California without regard to its choice of law principles. In the event that any part or provision of this Agreement is determined to be unenforceable, all other parts and provisions shall remain in full force and effect.

MY REPRESENTATIONS. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with FIC. No child support orders, garnishment orders, or other orders requiring that money owed to me by FIC be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.


Dated:  9/20/02                                    /s/ Henk J. Evenhuis
                                            ------------------------------------
                                                   Henk J. Evenhuis



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

                                    EXHIBIT B

                                October 23, 2002



Richard Deal
Vice President, Human Resources
Fair, Isaac and Company, Inc.
4295 Lexington Avenue North
St. Paul, MN  55126-6164

Dear Mr. Deal:

        This will confirm my resignation, effective January 1, 2003, from my position with Fair, Isaac and Company, Inc. as Vice President, Finance and Chief Accounting Officer and as an officer of Fair, Isaac or any of its affiliates. This also confirms my resignation as an employee of Fair, Isaac, effective as of May 1, 2003.

                                             Sincerely,

                                             /s/ Henk J. Evenhuis
                                             -----------------------------------

                                             Henk J. Evenhuis



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